Name of Company:
TAL EDUCATION GROUP
Number:
Share(s):
Issued to:
[name of shareholder]
Dated
Transferred from:
Exhibit 4.1
TAL EDUCATION GROUP

Number	Share(s)
Incorporated under the laws of the Cayman Islands
Share capital is US$[     ] divided into [     ] Class A Common Shares of US$0.001 each and
[     ] Class B Common Shares of US$0.001 each
THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of share] Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.
GIVEN UNDER the common seal of the said Company on
THE COMMON SEAL of the said Company was hereunto affixed in the presence of:

DIRECTOR

     TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called TAL EDUCATION GROUP
To hold the same unto the Transferee
Dated
Signed by the Transferor
in the presence of:

Witness	Transferor